EXHIBIT 99.1
For immediate release
Company contact: Robert W. Howard, Executive Vice President — Finance and Investor Relations, or William M. Crawford, Manager of Investor Relations, 303-293-9100
Bill Barrett Corporation Announces Record Operating and Financial Results
for Third Quarter 2005 and Significant West Tavaputs Exploration Success
DENVER — (PR Newswire) — November 3, 2005 — Bill Barrett Corporation (NYSE: BBG) reported that production for the third quarter that ended September 30, 2005 was a record 10.1 billion cubic feet equivalent (Bcfe), a 24% increase from the third quarter of 2004 and an 18% increase from the second quarter of 2005. Net of the effects of hedging, the realized price for the Company’s production in the third quarter of 2005 was $6.98 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $5.22 per Mcfe in the third quarter of 2004. Discretionary cash flow (1), a non-GAAP measure defined below, was a record $47.7 million for the third quarter of 2005, an increase of 80% over the third quarter of 2004. Net income for the third quarter of 2005 was $13.3 million compared to a net loss of $3.9 million in the third quarter 2004.
For the first nine months of 2005, production was 27.1 Bcfe, compared to 23.6 Bcfe in the first nine months of 2004. The average realized price, net of hedging, was $6.46 per Mcfe in the first nine months of 2005 compared to $5.05 per Mcfe in the similar period of 2004. Discretionary cash flow (1) was $114.1 million in the first nine months of 2005, an increase of 54% over the first nine months of 2004. Net income was $0.5 million in the first nine months of 2005, which compared to net income of $3.8 million in the first nine months of 2004.
The Company announced encouraging results from the Peter’s Point 6-7D, its 15,349-foot exploratory test (100% working interest) drilled into a structural closure in the West Tavaputs area of the Uinta Basin. The well was successfully completed in the Navajo, Entrada and Dakota formations with a current combined initial production rate of 11.4 MMcfed (gross). Several shallower potential pay zones exist behind pipe. This well is the most significant in a series of recent successes, including the exploratory Bullfrog 14-18 that is currently producing 20 MMcfed (gross) and the Cave Gulch 1-29 stimulation in the Muddy formation that is currently producing 19 MMcfed (gross).
Fredrick J. Barrett, President and Chief Operating Officer, commented, “As a Rockies focused exploration company, we are excited to announce significant positive exploration results in two consecutive quarters from two separate basins. Continued production will be necessary to define the size of West Tavaputs deep potential, but the results to date look promising. The results from the Bullfrog 14-18 and the Cave Gulch 1-29 continue to give us reason to be optimistic about the deep potential in the Wind River Basin. We are pleased with our overall drilling performance, which continues to generate strong production growth in a high priced environment, leading to record cash flow.”
Operating and Drilling Update
The Company spent $86.3 million on capital expenditures in the third quarter of 2005, which was comprised of $3.9 million for the acquisition of properties; $77.2 million for drilling, development, exploration and exploitation of natural gas and oil properties; $4.8 million for geologic and geophysical costs; and $0.4 million for equipment and other expenditures. Through the first nine months, capital expenditures totaled $240.4 million, and $9.0 million was received in proceeds for a net capital program of $231.4 million. The following table lists the Company’s capital expenditures by basin and wells spud for the third quarter of 2005.

	For the Quarter Ended September 30, 2005
Area	Capital Expenditures (in millions)	Wells spud
Piceance Basin	$34.7	21
Wind River Basin	6.6	2
Uinta Basin	26.9	9
Powder River Basin	7.6	82
Williston Basin	0.5	2
Other	10.0	—

Total	$86.3	116
The Company provides the following guidance for production and expenses based on information available at the time of this release. The guidance amounts do not include production or operating costs that may result from acquisitions or future successful exploration projects. Please see the forward-looking statements disclosure at the end of this release for a discussion of the inherent limitations of these forward-looking statements.

Guidance:	Fourth Quarter Ending	Year Ending
	December 31, 2005	December 31, 2005
Production:
Total Natural Gas Equivalent (Bcfe)	11.4 - 12.4	38.5 - 39.5

Operating Costs (in millions):
Lease operating expense	$6.5 - $6.7	$20.6 - $20.8
Gathering and transportation expense	$3.8 - $4.0	$12.5 - $12.7
General and administrative expense (excluding non-cash stock-based compensation)	$6.1 - $6.5	$23.6 - $24.0
The Company currently intends to participate in the drilling of 357 wells in 2005, including 17 exploration wells. Through the first nine months of 2005, 241 wells were spud. The Company’s capital expenditures for 2005 are expected to total between $310 and $320 million, net of sales proceeds.
As of October 31, 2005, the Company had eight conventional and four coalbed methane drilling rigs in operation, and is providing the following update of certain of its drilling activities.
Uinta Basin, Utah
West Tavaputs — The Company is encouraged by preliminary production from the recently completed Peter’s Point 6-7D (100% working interest), a 15,349-foot exploratory well that is currently being tested. This test was drilled into an estimated 4,800-acre structural closure delineated by 3-D seismic and targeted the Wingate, Navajo, Entrada, and Dakota formations. Although the Wingate was completed as unproductive, the Navajo, Entrada, and Dakota formations were completed and, as of October 31, 2005, flowed a combined 11.4 MMcfd (gross) into the sales line. The Company believes there are multiple pay zones behind pipe in the Price River (Mesaverde), Wasatch, and North Horn formations, which are the focus of its current shallow development program in the area. The Navajo and Entrada reservoirs are characteristically widespread and may cover the entire area of the structural closure. The Company believes that it has not yet drilled the top of the structural closure. The Company is optimistic about its 2005 development program at West Tavaputs, which consists of fifteen wells drilled, three recompleted wells, and four wells from last year that were completed this year. Ten wells have been completed thus far this year with initial production rates that ranged between 1.0 MMcfd to 4.6 MMcfd (gross). Twelve wells are in the process of being completed. Although the Company faces certain challenges procuring certain materials and oilfield services, it expects to complete the majority of the wells before the onset of winter stipulations, which begin December 1. The Company will monitor declines from its new well initial production rates to determine recoverable reserves and production profile.
Based on results to date, the Company has initiated an Environmental Impact Statement (EIS) for full field development of the shallow and deep formations on Federal Leases. While conducting this EIS over the next two to three years, the Company expects to be able to drill a yet-to-be determined number of wells, over and above the 11 locations currently approved under the Environmental Assessment and the five locations that are not subject to Federal environmental regulations.

Lake Canyon — The Company recently spud its deep Mesaverde test, the #1 DLB (75% working interest), and expects to reach a total depth of approximately 14,500 feet in December. The Company also recently completed its 57-square-mile three component 3-D seismic survey and is in the process of interpreting it. The Company plans to participate in two 6,500 foot Green River formation test wells (working interest range of 18.75% to 25%) that are expected to spud before year end.
Piceance Basin, Colorado
Bill Barrett Corporation continues to develop its Piceance Basin acreage with a four rig program. In the first ten months of 2005, the Company drilled 65 wells, of which 34 have been completed and hooked up to a sales line at initial maximum daily rates ranging from 375 Mcfd to 2,400 Mcfd (gross). The other 31 wells are either being completed or waiting on completion. The Company continues to see consistent improvement in its initial production rates as a result of optimized completion procedures. For example, since mid-July, 17 of the 23 most recent completions had initial test rates that exceeded 1,200 Mcfd (gross). The Company will continue to monitor declines from its new well initial production rates to determine recoverable reserves and production profile. The Company has experienced increasing delays in procuring certain completion materials and services, which have not affected well performance, but may affect timing of bringing production on-line.
Wind River Basin, Wyoming
Cave Gulch/Bullfrog — The Company continues to be encouraged by the deep potential along the Waltman arch. The Bullfrog 14-18 produced an average of 20.1 MMcfed (gross) in October 2005. The Cave Gulch 1-29 (70% working interest), stimulated in the Muddy formation, continues its strong production, having produced 15.1 MMcfed (gross) for the month of October 2005. These two wells had first sales in mid July and late June, respectively. The Company is in the process of re-stimulating the Muddy formation in the Cave Gulch 5-30 well, an offset to the Cave Gulch 1-29, and recognizes multiple deep Muddy and Frontier locations in the Bullfrog and Cave Gulch areas. The Company currently is drilling one Lance well.
Powder River Basin, Wyoming
Four coal bed methane (CBM) rigs are drilling in the Palm Tree area in the southern Powder River Basin. In the first ten months of 2005, the Company drilled 60 wells in its Palm Tree development area targeting the Big George coals. The Company has also drilled 60 Big George wells in the Cat Creek Unit which is in the initial stages of dewatering. In addition, the Company has drilled 30 Big George wells in the Dead Horse pilot with dewatering to commence by year end. For 2005, the Company expects to participate in the drilling of a total of 200 CBM wells.
Williston Basin, Montana and North Dakota
Red Water — The Company recently sold a 50% working interest in this exploratory project to an industry partner. The Company retains a 50% working interest and 10,287 net undeveloped acres and spud its first horizontal test to the Bakken formation, the McCrea 11-27H, which it expects to reach total depth by late November.
Grand River — The first horizontal Red River B test was recently spud, the Nygaard 41-32H (60% working interest), and is expected to reach total depth by early November. The Company has approximately 10,944 net undeveloped acres in this play.
Red Bank Extension — The Company is in the process of closing on the sale of a 40% interest in a joint venture to explore approximately 43,850 net undeveloped acres to an industry partner. The Company expects to drill two commitment wells in early 2006. The Company participated in a non-operated Bakken test, the Sigma Lee 14-23 (working interest 6.5%), that is currently being completed.
Mondak — The Company is participating in a non-operated horizontal Bakken test, the McKenzie Federal 14-31H (working interest 22%), which currently is drilling.

Denver-Julesburg Basin, Colorado, Kansas, Nebraska
The early results of two wells drilled in the Prairie Star area in the Tri-State prospect are encouraging. The vertical well is waiting on pipeline and the horizontal well is waiting on fracture stimulation. The Company recently completed more than 500 linear miles of 2-D seismic and plans to follow up with 3-D seismic along gas anomalies identified on the 2-D survey.
Montana Overthrust, Montana
As of October 31, 2005, the Company had acquired a total of 144,990 net undeveloped acres in this exploratory project. The Company has commenced an 82-square-mile 3-D seismic survey.
Conference call to discuss third quarter results
As previously announced, a conference call to discuss third quarter results for the Company is scheduled for 4:30 p.m. EST (3:30 p.m. CST, 2:30 p.m. MST) on Thursday, November 3, 2005. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 1270775. Access to a live Internet broadcast will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts.” A webcast archive will be made available approximately one hour after the conference call at www.billbarrettcorp.com. A telephonic replay will also be available approximately two hours after the call on Thursday, November 3, 2005 and will continue to be available through Monday, November 7, 2005. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 1270775.
Forward-Looking Statements and Cautionary Statements
This press release and certain statements in the scheduled conference call are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s definitive prospectus dated August 17, 2005 filed with the Securities and Exchange Commission (www.sec.gov).
About Bill Barrett Corporation
Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com .

The following is a summary of the Company’s operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.
Bill Barrett Corporation
Selected Operating Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Production Data:
Natural gas (MMcf)	9,287	7,389	24,813	21,449
Oil (MBbls)	136	124	386	352
Combined volumes (MMcfe)	10,101	8,130	27,126	23,558
Daily combined volumes (Mmcfe/d)	110	88	99	86
Average Prices (includes effects of hedges):
Natural gas (per Mcf)	$6.85	$5.04	$6.34	$4.93
Oil (per Bbl)	50.35	41.72	46.04	37.06
Combined (per Mcfe)	6.98	5.22	6.46	5.05
Average Costs (per Mcfe):
Lease operating expense	$0.51	$0.47	$0.52	$0.47
Gathering and transportation expense	0.31	0.20	0.32	0.17
Production tax expense	0.84	0.64	0.79	0.63
Depreciation, depletion and amortization	2.18	2.18	2.25	2.07
General and administrative (excluding stock based compensation)	0.59	0.51	0.65	0.54

Bill Barrett Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Revenues:
Oil and gas production	$70,471	$42,431	$175,118	$118,873
Other	766	244	2,474	2,642

Total revenues	71,237	42,675	177,592	121,515
Operating Expenses:
Lease operating expense	5,165	3,822	14,059	11,009
Gathering and transportation expense	3,113	1,600	8,717	4,091
Production tax expense	8,525	5,219	21,554	14,784
Exploration expense	4,152	6,469	6,817	9,282
Impairment expense	—	—	36,343	—
Dry hole costs and abandonment expense	646	7,606	7,978	7,887
Depreciation, depletion and amortization	21,982	17,718	60,936	48,720
General and administrative	5,965	4,114	17,520	12,685
Stock based compensation	743	327	2,221	2,564

Total operating expenses	50,291	46,875	176,145	111,022

Operating income (loss)	20,946	(4,200)	1,447	10,493
Other Income and Expense:
Interest income	343	103	1,384	231
Interest expense	(734)	(2,006)	(1,736)	(3,389)

Total other income and expense	(391)	(1,903)	(352)	(3,158)

Income (Loss) before Income Taxes	20,555	(6,103)	1,095	7,335
Provision for (Benefit from) Income Taxes	7,258	(2,163)	615	3,503

Net Income (Loss)	13,297	(3,940)	480	3,832
Less Cumulative Dividends on Preferred Stock	N/A	(5,049)	N/A	(14,387)

Net Income (Loss) Attributable to Common Stock	$13,297	$(8,989)	$480	$(10,555)

Net Income (Loss) Per Common Share, Basic	$0.31	$(6.08)	$0.01	$(7.67)

Net Income (Loss) Per Common Share, Diluted	$0.30	$(6.08)	$0.01	$(7.67)

Weighted Average Common Shares Outstanding, Basic	43,285,381	1,477,595	43,186,417	1,376,692
Weighted Average Common Shares Outstanding, Diluted	43,782,874	1,477,595	43,628,292	1,376,692

Bill Barrett Corporation
Consolidated Condensed Balance Sheets
(Unaudited)

	As of September 30,	As of December 31,
	2005	2004
	(in thousands)
Cash and cash equivalents	$37,664	$99,926
Other current assets	69,858	37,964
Property and equipment, net	675,717	552,165
Other non current assets	10,482	6,103

Total assets	$793,721	$696,158

Current liabilities	$141,184	$62,106
Note payable to bank	43,000	—
Other non current liabilities	32,195	14,320
Stockholders’ equity:	577,342	619,732

Total liabilities and stockholders’ equity	$793,721	$696,158

Bill Barrett Corporation
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating Activities:
Net Income (Loss)	$13,297	($3,940)	$480	$3,832
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	21,982	17,718	60,936	48,720
Deferred income taxes	7,258	(2,163)	615	3,503
Impairment, dry hole costs and abandonment expense	646	7,606	44,321	7,887
Stock compensation and other non-cash charges	698	353	2,103	2,672
Amortization of deferred financing costs	319	474	882	681
Gain on sale of properties	(636)	(13)	(2,101)	(2,348)
Change in current assets and liabilities:
Accounts receivable	(15,513)	195	(10,112)	(6,281)
Prepayments and other current assets	(283)	(795)	(653)	(2,193)
Accounts payable, accrued and other liabilities	2,959	733	(153)	(1,084)
Amounts payable to oil and gas property owners	(360)	(825)	1,116	579
Production taxes payable	5,704	3,182	13,310	9,403

Net cash provided by operating activities	36,071	22,525	110,744	65,371
Investing Activities:
Additions to oil and gas properties	(79,820)	(194,275)	(224,135)	(274,828)
Additions of furniture, equipment and other	(447)	(428)	(1,852)	(1,342)
Proceeds from sale of properties	2,456	13	9,036	7,219

Net cash used in investing activities	(77,811)	(194,690)	(216,951)	(268,951)
Financing Activities:
Proceeds from debt	66,000	209,000	66,000	254,000
Principal payments on debt	(23,000)	(31,000)	(23,000)	(68,000)
Proceeds from sale of common and preferred stock	705	13	995	33,773
Offering costs	—	(1,163)	—	(1,163)
Deferred financing costs and other	—	(4,615)	(50)	(6,169)

Net cash provided by financing activities	43,705	172,235	43,945	212,441

Increase (Decrease) in Cash and Cash Equivalents	1,965	70	(62,262)	8,861
Beginning Cash and Cash Equivalents	35,699	24,825	99,926	16,034

Ending Cash and Cash Equivalents	$37,664	$24,895	$37,664	$24,895

Bill Barrett Corporation
Reconciliation of Discretionary Cash Flow (1) from Net Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(in thousands)
Net Income (Loss)	$13,297	($3,940)	$480	$3,832
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	21,982	17,718	60,936	48,720
Dry hole costs, abandonments, and impairment expense	646	7,606	44,321	7,887
Exploration expense	4,152	6,469	6,817	9,282
Deferred income taxes	7,258	(2,163)	615	3,503
Stock compensation and other non cash items	698	353	2,103	2,672
Amortization of deferred financing costs	319	474	882	681
Gain on sale of properties	(636)	(13)	(2,101)	(2,348)

Discretionary cash flow (1)	$47,716	$26,504	$114,053	$74,229

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairment expenses, deferred income taxes, exploration expenses, non-cash stock based compensation, gains on sale of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations concerning companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.
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